Exhibit 10.27

RESACA EXPLOITATION, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into by and between Resaca Exploitation, Inc., a Texas corporation (the “Company”) and Lisa Cohen, an individual and Employee of the Company (“Grantee”), on the 17th day of July, 2008 (the “Grant Date”), subject to the Resaca Exploitation, Inc. 2008 Stock Incentive Plan (the “Plan”).  This Agreement is subject to the terms and conditions of the Plan, which is incorporated herein in its entirety by reference.  Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is an Employee of the Company, and in connection therewith, the Company desires to grant shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and

WHEREAS, Grantee desires to be the holder of shares of Common Stock subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Grant of Common Stock.  Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (a) the Company hereby grants to Grantee, Ninety-Two Thousand Two Hundred Fifty-Nine (92,259) shares of Common Stock of the Company (“Grant Shares”), and (b) Grantee shall have all rights and privileges of ownership of such Grant Shares subject to this Agreement and the Plan.

2.             Transfer Restrictions.

(a)           Generally.  Grantee shall not sell, assign, exchange, pledge, encumber, gift, devise, hypothecate or otherwise transfer (individually and collectively, “Transfer”) any Grant Shares unless and until vested.  The transfer restrictions imposed by this Section 2 shall lapse in accordance with the following vesting schedule when the Grant Shares become vested, provided that, subject to Section 3(a), Grantee then is, and continuously from the Grant Date has been, an Employee of the Company and there has been no termination of Employment.  The Grant Shares as to which such restrictions have lapsed are referred to herein as “Vested Shares.”

Vesting Date	Vested%

First Anniversary of the Grant Date	33 1/3%

Second Anniversary of the Grant Date	33 1/3%

Third Anniversary of the Grant Date	33 1/3%

Total	100%

(b)           Dividends, Splits and Voting Rights.  If the Company (i) declares a stock dividend or makes a distribution on Common Stock in shares, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Grant Shares subject to the transfer restrictions of this Section 2 shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights hereunder.  The determination of the Committee regarding the methodology for effecting such adjustments shall be binding.  In addition, the Grantee shall not have the right to vote the Grant Shares while they remain subject to the transfer restrictions of this Section 2.

(c)           Change in Control.  If there is a Change in Control of the Company (as defined in the Plan at such time), the transfer restrictions of this Section 2 shall automatically cease as of the effective date of such Change in Control, and all the Grant Shares shall thus be 100% vested upon a Change in Control.

3.             Forfeiture.

(a)           Termination of Employment.   If Grantee’s Employment is terminated due to Grantee’s involuntary termination (except for Cause), including as a result of Grantee’s death or Disability, then in any such event, all Grant Shares shall become fully vested and transferable free of restrictions as of the effective date of the termination of Employment.  The termination of Employment of Grantee due to or as a result of the termination or expiration of the Co-Employer Agreement, dated July 11, 2008, by and between the Company and Torch Energy Advisors Incorporated shall be considered an involuntary termination of Grantee’s Employment for purposes of this Agreement and then in such event, all Grant Shares shall become fully vested and transferable free of restrictions as of the effective date of the termination of Employment.

If Grantee’s Employment with the Company is involuntarily terminated by the Company for Cause, or voluntarily terminated by the Grantee for any reason (other than due to Grantee’s death or Disability), including the Retirement of Grantee, then Grantee shall immediately forfeit all Grant Shares which are not then Vested Shares.

(b)           Forfeited Shares.  All Grant Shares forfeited hereunder shall automatically revert to the Plan and become canceled.  Any certificate(s) representing Grant Shares which include forfeited shares shall only represent that number of Grant Shares which have not been forfeited hereunder.  Upon the Company’s request, Grantee agrees to tender to the Company any certificate(s) representing Grant Shares which include forfeited shares for a new certificate representing only the unforfeited number of Grant Shares.

4.             Issuance of Certificate.

(a)           The Grant Shares may not be Transferred until they become Vested Shares.  Further, the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute, in the opinion of counsel for the Company, a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed.  The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Grant Shares upon receipt of a stock power duly endorsed in blank with respect to such shares.  Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Resaca Exploitation, Inc. 2008 Stock Incentive Plan and a Restricted Stock Agreement entered into between the registered owner of such shares and Resaca Exploitation, Inc.  Copies of the Plan and Restricted Stock Agreement are on file in the main corporate offices of Resaca Exploitation, Inc.

(b)           The Certificate issued pursuant to this Section 4, together with the stock powers relating to the Grant Shares evidenced by such certificate, shall be held by the Company.  The Company shall issue to Grantee a receipt evidencing the certificates held by it which are registered in the name of Grantee.

5.             Grantee’s Representations.  Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and covenants that Grantee will not acquire any Grant Shares, and that the Company will not be obligated to issue any Grant Shares to the Grantee hereunder, if the issuance of such shares constitutes a violation by the Grantee or the Company of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed.  Any determination in this regard that is made by the Committee, in good faith, shall be final and binding.  The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations

6.             Tax Withholding.  To the extent that the receipt or vesting of Grant Shares results in compensation income to Grantee for any tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, the Company is authorized to (a) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax that Company determines is required to be withheld, or (b) sell such number of Grant Shares before their transfer to Grantee as is deemed appropriate to satisfy such tax withholding requirements, before transferring the resulting net number of shares to Grantee in full satisfaction of its obligations under this Agreement.

7.             Miscellaneous.

(a)           Certain Transfers Void.  Any purported Transfer of shares of Common Stock in breach of any provision of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

(b)           No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(c)           Not an Employment Agreement.  This Agreement is not an Employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period.  The Employment of Grantee shall be subject to termination to the same extent as if this Agreement had not been executed.

(d)           Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

(e)           Shares Reserved.  The Company shall, at all times during the period that any Grant Shares remain subject to this Agreement, reserve under the Plan such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Agreement.

(f)            Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and Company.

(g)           No Guarantee of Tax Consequences.  The Company makes no commitment or guarantee that any tax treatment will apply or be available to Grantee or any other person.  The Grantee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant, vesting, transfer and the disposition of any Grant Shares.

(h)           Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(i)            Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the Grant Shares covered hereby.

(j)            Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

[Signature page follows]

IN WITNESS WHEREOF, this Restricted Stock Agreement is made and entered into as of the date first written above.

RESACA EXPLOITATION, INC.

By:	/s/ John J. Lendrum, III

Name:	John J. Lendrum, III

Title:	Chief Executive Officer

Address for Notices:

Resaca Exploitation, Inc.
1331 Lamar Street, Suite 1450
Houston, TX 77010
Attn: General Counsel

GRANTEE:

/s/ Lisa C. Cohen
Signature

Address for Notices: